Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the Commencement Date (defined below) by and between Ventrus BioSciences, Inc., a Delaware corporation with principal executive offices at 787 Seventh Avenue, New York, New York 10019 (the “Company”), and Russell H. Ellison MD, residing at 255 West 84th, Apt 9E, New York, NY 10024 (the “Executive”) and supersedes the prior Employment Agreement between the parties.

WITNESSETH:

WHEREAS, the Executive has been serving as the Chief Executive Officer of the Company pursuant to a Consulting Agreement dated June 2010; and

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions upon which the Executive shall serve as the Chairman of the Board of Directors, and President and Chief Executive Officer of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           Employment.

(a) Services.  The Executive will be employed by the Company as its President and Chief Executive Officer, and, so long as elected, as Chairman of the Board of Directors. The Executive will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with a position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)Acceptance.  Executive hereby accepts such employment and agrees to render the Services.

2.           Term. The Executive's employment under this Agreement (the "Initial Term") shall be deemed to commence on the day following such date that the Company completes an Initial Public Offering of its common stock or such other financing that generates no less than eight million dollars (US$8,000,000) in net proceeds to the Company (the “Commencement Date”), and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 9 of this Agreement.  Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof.  This Agreement may be extended for additional one (1) year periods (each an “Additional Term” and, together with the Initial Term, the “Term”) if the Company and the Executive agree in writing on the terms of such renewal of this Agreement not less than sixty (60) days prior to the end of the then current Term.  The Company agrees to notify the Executive in writing if it intends to not extend this Agreement at least ninety (90) days prior to the expiration of the then current Term; provided, however, that the Company’s failure to provide the Executive with such notice shall not constitute grounds for termination by the Executive for Good Reason (as defined in Section 9(d) hereof).

3.           Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company; provided, however, that the Executive’s continued service as Chairman and/or Executive Chairman of each of CorMedix, Inc. and Asphelia Pharmaceuticals, Inc. (“Asphelia”), is expressly agreed not to conflict with this section, provided further, that the Executive shall recuse himself in connection with his services for Asphelia in respect of any matter that poses a direct conflict of interest with his services for the Company.

(b) The duties to be performed by the Executive hereunder shall be performed at the principal executive offices of the Company during the Term.  Subject to approval of the Board and the Company’s financial ability to satisfy its obligations, Executive is granted authority to hire his own team of senior management for the Company, including a Chief Financial Officer, Business Development/Commercial Officer, Chief Medical Officer, and such other key executives and technical support personnel, including but not limited to regulatory, clinical-medical and project management personnel that are necessary, in the Executive’s reasonable judgment, to ensure the successful realization of the value of the Company’s assets.

4.           Directorship.  The Company shall use its best efforts to cause the Executive to be elected as a voting member and Chairman of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.  The Executive agrees to accept election, and to serve during the Term, as Chairman of the Company’s Board without any compensation therefore other than as specified in this Agreement.

5.           Compensation.  As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary.  Throughout the Term, the Company shall pay Executive an annual salary (the “Base Salary”) equal to three hundred and seventy-five thousand dollars ($375,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices.  The Base Salary will be reviewed by the Board no less frequently than annually, and may be increased (but not decreased).

(b) Guaranteed Bonus.  The Company shall pay the Executive a bonus (the “Guaranteed Bonus”) equal to seventy-five thousand dollars ($75,000) within thirty (30) days following the expiration of each year of the Term, provided that the Executive is employed hereunder on the last day of such year (subject to the terms of Section 10 hereof).

(c) Annual Milestone Bonus.  At the sole discretion of the Board, the Executive may receive an additional bonus on each anniversary of the Commencement Date during the Term (the “Annual Milestone Bonus”) in an amount up to fifty percent (50%) of his then current Base Salary based on the attainment by the Executive of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Executive, prior to the start of each anniversary of this Agreement.  The Milestones for the first year of this Agreement shall be established by the Board, after consultation with the Executive, subsequent to, but not more than sixty (60) days following, the Commencement Date.  The Milestones for each subsequent year shall be established by the Board, after consultation with the Executive, at least sixty (60) days prior to each anniversary of this Agreement.  The Annual Milestone Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion, provided, however, if the Board determines to pay the Executive in installments, such installments shall be no less frequently than monthly, and shall be over a time period not to exceed four (4) months, unless otherwise agreed by the Executive in writing.

(d)         Incentive Bonus.  The Company shall pay the Executive periodic milestone-based incentive bonuses (each an “Incentive Bonus”) of:

(i)  In the event that the Market Capitalization (as defined below) of the Company shall exceed One Hundred Million Dollars (US$100,000,000) for a period of thirty (30) consecutive trading days during the Term, and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “First Capitalization Milestone”), then the Company shall pay to the Executive a cash bonus of Two Hundred Fifty Thousand Dollars ($250,000), payable within 10 days of written notice by the Executive of the occurrence of the First Capitalization Milestone.  For purposes of this Agreement, “Market Capitalization” shall be determined by multiplying the total shares of the Company’s Common Stock which are issued and outstanding by the last reported closing price of the Company’s Common Stock on a nationally recognized exchange, NASDAQ, or in the over-the-counter market as reported by the National Quotation Bureau or similar organization; and

(ii)  In the event that the Market Capitalization of the Company shall exceed Two Hundred Fifty Million Dollars (US$250,000,000) for a period of thirty (30) consecutive trading days during the Term, and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Second Capitalization Milestone”), then the Company shall pay to the Executive a cash bonus of Five Hundred Thousand Dollars ($500,000), payable within 10 days of written notice by the Executive of the occurrence of the Second Capitalization Milestone.

(e)         Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(f)          Equity.

i.  Immediately upon the successful completion of its Initial Public Offering or alternate initial financing or series of financings generating a minimum of $8 million in net proceeds, the Company shall grant to the Executive an option (the “Stock Options”) to acquire at the price of such Initial Public Offering or other financing (or such other price that the Company shall be advised by counsel represents the fair value of the Company’s shares) seven and one-half percent (7.5%) of the outstanding of Common Stock on a fully diluted and as-converted basis. The Stock Options shall be governed by the Company’s Employee Stock Option Plan and, in connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which, among other things, shall (A) provide for a ten (10) year term, (B) provide for the Stock Options to vest as follows: (1) one-third (or approximately 33%) of such Stock Options shall vest as of the date such Stock Options are granted to the Executive and (2) an additional one-third (or approximately 33%) of such Stock Options shall vest on each of the first and second anniversaries  of the date on which such Stock Options are granted, and (C) incorporate the Additional Stock Option related provisions contained in Section 10 below.

(g)           Expenses.  The Company shall provide Executive with a corporate credit card for business use, and shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(h)          Other Benefits.  The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "Fringe Benefits”) as the Company shall make available to its senior executives from time to time. In addition, the Company shall reimburse the Executives for his reasonable licensing fees, continuing professional education, and other professional dues.  Company shall also name Executive as a covered person under its Director & Officers insurance policies.

(i)          Vacation.  The Executive shall, during the Term, be entitled to a vacation of four (4) nonconsecutive weeks per annum, in addition to holidays observed by the Company.  The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

6.       Confidential Information and Inventions.

(a)         The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company or third parties with whom the Company has an obligation of confidentiality.  Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company Confidential and Proprietary Information (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company.  The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request,  upon termination of employment.

(b)         Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

(c)         The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business.  The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)          to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)          to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)         The Executive acknowledges that, while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company (the “Third Party Inventions”).  The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)         Upon the termination of his employment, Executive shall not be precluded from independently pursuing a business proposal or Identified Compound that the Company has previously reviewed, and has elected not to pursue.

(f)         The provisions of this Section 6 shall survive any termination of this Agreement.

7.     Non-Competition, Non-Solicitation and Non-Disparagement.

(a)           The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6). As a result of such access, the Executive agrees that during the Term and for a period of 6 months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business that is directly competitive with the Business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company (again, with the exception of CorMedix, Inc. and Asphelia) within the geographic area of the Company’s Business (each, a “Restricted Activity”), which is deemed by the parties hereto to be in the United States and European Union. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company.  For purposes of this Agreement, the “Business” of the Company and its affiliates shall mean the following:  the development of novel prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation, or (ii) engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of a Person if that Unit is not engaged in business which is directly competitive with the Business of the Company, irrespective of whether some other Unit of such Person engages in such competition (as long as the Executive does not engage in a Restricted Activity for such other Unit).

(b)         During the Term and for a period of 6 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)           solicit or induce any employee of the Company to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate, or any employee who has left the employment of the Company or any affiliate, within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time if to hire such person would be in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)           solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where Executive’s position will be competitive with the business of the Company or any such affiliate or solicit or accept the business of any client or customer of the Company with respect to products, services or investments competitive with those provided by the Company.

(c)         The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, including but not limited to, any officer, director, employee or shareholder of the Company.

(d)         In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7.

(e)         Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  The Employee hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to it duration, geographic area and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.  The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g)     The provisions of this Section 7 shall survive any termination of this Agreement, unless the Executive’s employment hereunder is terminated as a result of the Company’s election not to extend the Term pursuant to Section 2.

8.           Representations and Warranties.

(a)         The Executive hereby represents and warrants to the Company as follows:

(i)          Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii)          The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)         The Company hereby represents and warrants to the Executive that this Agreement, the employment of the Executive hereunder and the grant of the Options have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

9.           Termination.  The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be otherwise terminated as follows:

(a)             The Executive’s employment hereunder may be terminated by the Board for Cause.  Any of the following actions by the Executive shall constitute “Cause”:

(i)         The willful failure, disregard or continuing refusal by the Executive to perform his duties hereunder;

(ii)        Any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by a majority of the Board), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)       Willful misconduct by the Executive in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board;

(iv)       The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)        The determination by the Board, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi)       Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

(vii)      Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii)     Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) business days after notice thereof is given to the Executive by the Company.

Any determination of Cause under this Section 9 (a) will be made by two-thirds of the Board voting on such determination.  With respect to any such determination, the Board will act fairly and in utmost good faith and will give the Executive and his counsel an opportunity to appear and be heard at a meeting of the Board, and present evidence on the Executive’s behalf.

(b)         The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event he is unable to make such selection due to mental incapacity, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for 120 or more consecutive days, or more than 180 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, and paid for by the Company.  The Company shall provide salary continuation (through insurance or otherwise) at the rate of 100% of salary and continuation of Fringe Benefits set forth in this Agreement during the first six months Executive is unable to perform his duties by reason of disability.  The Company shall reimburse Executive for his actual cost of maintaining a supplementary long-term disability insurance policy during the Term up to a maximum reimbursement of $10,000 per year.

(c)         The Executive’s employment hereunder may be terminated by the Board (or its successor) by written notice to the Executive upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions other than a merger (1) effected exclusively for the purpose of changing the domicile of the Company or (2) effected for the purpose of obtaining a public listing and/or publicly traded securities.

(d)         The Executive’s employment hereunder may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Corporation of the Executive's duties, responsibilities, or authority as President and Chief Executive Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position as of immediately following the Effective Date; (ii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition); (iii) any requirement by the Company that the Executive locate Company headquarters, or Executive’s residence or primary place of employment, to a location outside a 30-mile radius of New York, NY, or (iv) failure during the Term to nominate the Executive for election to the Board and to recommend to shareholders to vote in support of such nomination, or failure of the Board to appoint the Executive as President and Chief Executive Officer of the Company, or removal during the Term from the Board or as President and Chief Executive Officer of the Company, provided that such failure or removal is not in connection with either: (x) a termination of the Executive’s employment hereunder by the Company for Cause, or (y) as a result of the failure of the stockholders of the Company to elect the Executive to the Board despite the Company’s compliance with its obligations under Section 4 hereof; (v) a material breach by the Company of Section 7(c) or 8(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive, or (vi) a change in the lines of reporting such that the Executive no longer reports directly to the Board.

(e)         The Executive’s employment may be terminated by the Company without Cause by delivery of written notice to the Executive effective fifteen (15) days after the date of delivery of such notice.

(f)          The Executive’s employment may be terminated by the Executive in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

10.         Compensation upon Termination.

(a)          If the Executive’s employment is terminated as a result of his death or Disability or upon a Change of Control, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary for a period of six (6) months following the date of termination and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability.  All Stock Options that are scheduled to vest on the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date.  All Stock Options and Dilution Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for 360 days following such termination.

(b)          If the Executive’s employment is terminated either (i) by the Board for Cause, or (ii) by the Executive in the absence of Good Reason, then the Company shall promptly pay to the Executive his Base Salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.  The Executive shall have no further entitlement to any other compensation or benefits from the Company.  All Stock Options that have not vested as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for 90 days following such termination.

(c)          If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 10(b) then the Company shall (i) continue to pay to the Executive his Base Salary and all Fringe Benefits for a period of six (6) months following such termination, (ii) pay any expense reimbursement amounts owed through the date of termination, (iii) pay any accrued but unpaid Bonus and (iv) all Stock Options that are scheduled to vest during the Term shall be accelerated and deemed to have vested as of the termination date.  Any Stock Options that have vested as of the date of the Executive’s termination shall remain exercisable for a period of 360 days.

(d)         This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(e)         Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(f)         The provisions of this Section 10 shall survive any termination of this Agreement.

11.         Miscellaneous.

(a)         This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)         In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts.  The parties hereby submit to the exclusive jurisdiction of the Courts of the…County of New York, or the United States District Court for the Southern District of New York, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 11(g) below.

(c)         This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)         This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)          This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)          The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)         All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 11 (g).

(h)         This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)           As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j)           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)         This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Commencement Date by proper person thereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

	By:	/s/ Thom Rowland
Name: Thom Rowland
Title: Chairman of the Board

Russell H. Ellison MD

	By:	/s/ Russell H. Ellison
__________
Name: Russell H. Ellison